Deal Highlights


Kazuo Shiraga
(1924 - 2008)
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Initial Offering	$450,000
Painting	Shintan (1989)
Dimensions	24 x 29
Progress	29%

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Artist Overview

Shiraga's Pioneering Painting Style

Kazuo Shiraga pioneered the "Gutai" movement. He's most famous for his acrobatic approach, including applying pigment with his feet. These "foot paintings" remain his most sought-after style.



Remarkable Recent Growth

His market has experienced remarkable growth, rising from a 2003 auction result of $46k for a 1961 painting to a record of $10.2mm record at Sotheby's Paris in 2018.


First Record
$46,000
$8m
$6m
$4m
$2m

Shiraga's Worldwide Appeal

Shiraga has been collected by major art world players including the Rachofsky and Mnuchin families, and his work is held in the Met, the Centre Pompidou, and the MoMA, among others.



Diverse Global Market

Shiraga's $218M in painting sales since 2000 span a uniquely diverse set of markets worldwide, helping protect against sector volatility and drive competitive prices globally.


France
$68M
Hong Kong
$72M
Japan
$19M
U.S
$33M
U.K
$19M

Offering Details

Similar Sales Appreciation

17.5%

Each painting is unique, but similar works have seen an appreciation rate of 17.5% from 2006 to 2023.


$800k
$600k
$400k
$200k
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09
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His Famous Style at Attractive Price

We secured a late-career example of Shiraga's famous "foot painting" style, and are offering it for $450,000. A directly comparable work from the same period sold for $614,000 in 2023, signaling the potential heights of this style.


Sold for $614k
Available for $450k